Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Weyerhaeuser Company:

We consent to the use of our reports dated February 22, 2012, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, and changes in equity and comprehensive income for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington
June 27, 2012